FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-17

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

Sent: Monday, March 19, 2018 9:30 AM

Subject: BMARK 2018-B3 New Issue Announcement (Public)

BMARK 2018-B3 New Issue Announcement (Public)

$949.142mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners:	Citigroup, J.p. Morgan, and
Deutsche Bank Securities

Co-Manager: Drexel Hamilton

			U/W NOI
Class	S&P/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	AAA(sf)/AAAsf/AAA(sf)	25.000	2.42	30.000%	42.0%	15.4%
A-2	AAA(sf)/AAAsf/AAA(sf)	162.100	4.73	30.000%	42.0%	15.4%
A-3	AAA(sf)/AAAsf/AAA(sf)	66.600	6.68	30.000%	42.0%	15.4%
A-4*	AAA(sf)/AAAsf/AAA(sf)	75.000	9.60	30.000%	42.0%	15.4%
A-5*	AAA(sf)/AAAsf/AAA(sf)	390.076	9.78	30.000%	42.0%	15.4%
A-AB	AAA(sf)/AAAsf/AAA(sf)	46.000	7.37	30.000%	42.0%	15.4%
A-S	NR/AAAsf/AAA(sf)	84.672	9.90	22.250%	46.6%	13.9%
B	NR/AA-sf/AA(sf)	49.164	9.92	17.750%	49.3%	13.1%
C	NR/A-sf/A-(sf)	50.530	9.92	13.125%	52.1%	12.4%

*Sizes subject to change as detailed in the attached Term Sheet. Range of possible sizes below:

A4: 75.000mm - 175.000mm
A5: 290.076mm - 390.076mm

Collateral Summary
Initial Pool Balance:	$1,092.538mm
Number of Mortgage Loans:	45
Number of Mortgaged Properties:	75
Average Cut-off Date Mortgage Loan Balance:	$24.279mm
Weighted Average Mortgage Interest Rate:	4.57607%
Weighted Average Remaining Term to Maturity/ARD (months):	107
Weighted Average Remaining Amortization Term (months):	351
Weighted Average Cut-off Date LTV Ratio:	60.0%
Weighted Average Maturity Date/ARD LTV Ratio:	55.6%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.91x
Weighted Average Debt Yield on Underwritten NOI:	10.8%
% of Mortgaged Properties with Single Tenants:	12.1%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	21.6%

Property Type:	35.7% Office, 20.1% Hospitality, 19.2% Retail, 12.6% Multifamily, 6.2% Industrial,4.2% Mixed Use, 1.1% Self Storage, 0.9% Land

Top 5 States:	23.7% CA, 8.2% NY, 7.9% FL, 6.9% MA, 6.3% IL

Risk Retention:	Horizontal

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National
Association
Special Servicer:	Midland Loan Services, a Division of PNC Bank, National
Association
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	KKR Real Estate Credit Opportunity Partners Aggregator
I L.P. or an affiliate
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Anticipated Pricing:	Week of March 19, 2018
Anticipated Closing:	April 10, 2018

Roadshow Schedule:

Monday, March 19th / Tuesday, March 20th

Hartford, CT - Breakfast Meeting
-Max Downtown (Everett Private Dining Room)
-185 Asylum Street, Hartford, CT
-8:30AM ET, March 19th

Boston, MA - Lunch Meeting
-Boston Harbor Hotel (John Phillips Room)
-70 Rowes Wharf, Boston, MA
-12:30PM ET, March 19th

Minneapolis, MN - Breakfast Meeting
-The Grand Minneapolis (Harriet & Cedar Lakes Room)
-615 Second Avenue South, Minneapolis, MN
-8:00AM CT, March 20th

<Term Sheet>

<Annex A>

THIS FREE WRITING PROSPECTUS, DATED MARCH 19, 2018 MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Drexel Hamilton, LLC or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

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